As filed with the U.S. Securities and Exchange Commission on December 30, 2020.

Registration No. 333-251487

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Switchback II Corporation

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	6770	98-1564143
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

5949 Sherry Lane, Suite 1010
Dallas, TX 75225

(972) 514-9535

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Jim Mutrie

Co-Chief Executive Officer and Director

5949 Sherry Lane, Suite 1010

Dallas, TX 75225

(972) 514-9535

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Douglas E. McWilliams E. Ramey Layne Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222	Thomas G. Brandt Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Switchback II Corporation (alternately, the “Registrant,” “we,” “us,” “our” and other similar terms) is filing this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-251487) solely for the purpose of filing with the U.S. Securities and Exchange Commission certain exhibits attached hereto. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus is unchanged and has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discounts and commissions) will be as follows:

SEC expenses	$31,366
FINRA expenses	43,625
Accounting and bookkeeping fees and expenses	45,000
Printing and engraving expenses	60,000
Directors’ & Officers’ liability insurance premiums(1)	300,000
Legal fees and expenses	400,000
NYSE listing and filing fees	85,000
Miscellaneous(2)	35,009
Total	$1,000,000

(1)

This amount represents the approximate amount of annual director and officer liability insurance premiums we anticipate paying following the completion of our initial public offering and until we complete a business combination.

(2)	This amount represents additional expenses that may be incurred by us in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14.     Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.     Recent Sales of Unregistered Securities.

On October 8, 2020, 7,906,250 of our Class B ordinary shares were issued to our sponsor in exchange for the payment of $25,000 of expenses on our behalf, or approximately $0.003 per share. In October 2020, our sponsor returned to us at no cost an aggregate of 718,750 Class B ordinary shares, which we cancelled. The number of founder shares was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after this offering. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D under the Securities Act.

In addition, our sponsor has committed, pursuant to a written agreement, to purchase from us an aggregate of 4,666,666 (or 5,166,666 if the underwriters’ option to purchase additional units is exercised in full) private placement warrants at $1.50 per warrant (for an aggregate purchase price of $7,000,000 (or $7,750,000 if the underwriters’ option to purchase additional units is exercised in full)). These purchases will take place on a private placement basis simultaneously with the completion of our initial public offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16.     Exhibits and Financial Statement Schedules.

Exhibit Number	Description
1.1	Form of Underwriting Agreement.*
3.1	Memorandum and Articles of Association of the Registrant.**
3.2	Form of Amended and Restated Memorandum and Articles of Association.*
4.1	Specimen Unit Certificate.*
4.2	Specimen Class A Ordinary Shares Certificate.*
4.3	Specimen Warrant Certificate.*
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
5.1	Form of Opinion of Vinson & Elkins L.L.P.*
5.2	Form of Opinion of Maples and Calder, Cayman Islands Legal Counsel to the Registrant.*
10.1	Promissory Note, dated October 8, 2020, issued to sponsor by the Registrant.**
10.2	Form of Letter Agreement among the Registrant and its officers and directors and sponsor.*
10.3	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
10.4	Form of Registration Rights Agreement among the Registrant, sponsor and the other parties thereto.*
10.5	Securities Subscription Agreement, dated October 8, 2020, between the Registrant and sponsor.**
10.6	Form of Private Placement Warrants Purchase Agreement between the Registrant and sponsor.*
10.7	Form of Indemnification Agreement.*
10.8	Form of Administrative Services Agreement between the Registrant and sponsor.*
23.1	Consent of WithumSmith+Brown, PC.**
23.2	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).*
23.3	Consent of Maples and Calder, Cayman Islands Legal Counsel to the Registrant (included in Exhibit 5.2).*
24	Power of Attorney (included on signature page of this Registration Statement).**
99.1	Consent of Ray Kubis.**

*	Filed herewith.
**	Previously filed.

Item 17.     Undertakings.

(a)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)     The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas on the 30th day of December, 2020.

Switchback II Corporation

By:	/s/ Jim Mutrie
Jim Mutrie
Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on December 30, 2020.

Name	Position

/s/ Scott McNeill	Co-Chief Executive Officer and Director
Scott McNeill	(Principal Executive, Financial and Accounting Officer)

/s/ Jim Mutrie	Co-Chief Executive Officer and Director
Jim Mutrie

/s/ Chris Carter	Director
Chris Carter

/s/ Philip J. Deutch	Director
Philip J. Deutch

/s/ Scott Gieselman	Director
Scott Gieselman

/s/ Sam Stoutner	Director
Sam Stoutner